Exhibit 99.1

      COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES RECORD EARNINGS
            FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

    NORFOLK, Va., Oct. 25 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record earnings of $7.3 million for the first nine months of 2006, an increase of $2.7 million or 57.0% over the comparable period in 2005. For the quarter ended September 30, 2006, the Company earned a record $2.8 million, an increase of 40.4% over the $2.0 million reported in the third quarter of 2005. On a per share basis, diluted earnings increased 30.3% to $1.42 for the nine months ended September 30, 2006 compared to $1.09 for the same period in 2005. For the quarter ended September 30, 2006, diluted earnings per share was $0.53, up 35.9% from $0.39 for the third quarter in 2005. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Our tremendous growth rate continues unabated into the third quarter of 2006. We are pleased to report another record quarter in both earnings and asset growth. Our third quarter earnings surpassed any previously reported quarterly earnings. Equally meaningful, our exceptional growth rate has been achieved while, at the same time, improving profitability, maintaining our sound asset quality and building our capital base. We continue to seek opportunities to grow and expand our network. In June 2006, we opened a private banking center in Norfolk. Furthermore, we plan to open additional branches over the next twelve months. In December 2006, we are scheduled to move into our permanent branch in the Ocean View section of Norfolk, Virginia. In January 2007, we will open our second branch in Portsmouth, Virginia at 1020 London Boulevard. In February 2007, we will be opening our third branch in Chesapeake, Virginia at 2600 Taylor Road, across from the Chesapeake Square Mall. As we continue to grow we are continuously looking to expand our traditional nonbanking services as well as searching for new avenues of revenue. Our mortgage subsidiary, Bank of the Commonwealth Mortgage, has expanded its mortgage lending services to the outer banks of North Carolina. Our fourth mortgage office in Kill Devil Hills, NC at 2603 N. Croatan Highway opened in May 2006. As we look to the remainder of the year, we believe we are positioned for continued strong performance and growth. Our expansion strategy, combined with sound asset quality, expanding margins and improved operating efficiencies, continues to drive our results. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders."

    The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.57% for the nine months ended September 30, 2006 up 12 basis points from 1.45% for the first nine months of 2005. Return on average equity (ROE) increased 103 basis points to 14.66% for the nine months ended September 30, 2006 as compared to 13.63% for the nine months ended September 30, 2005. For the quarter ended September 30, 2006, ROA was 1.66% and ROE was 16.56%. Year to date average assets increased $193.5 million or 44.8% from September 30, 2005 to September 30, 2006. Year to date average equity increased $21.0 million or 46.0% as of September 30, 2006 as compared to the comparable period in 2005, as a result of the additional capital raised in the second quarter of 2005. In addition, the Company's efficiency ratio (tax equivalent basis) was 48.66% and 46.96% for the nine months and three months ended September 30, 2006 compared to 50.37% and 46.50%, respectively, during the comparable period in 2005.

    The record earnings were driven by the $168.8 million or 35.5% increase in the Bank's loan portfolio from September 30, 2005 to September 30, 2006. Total loans at September 30, 2006 reached a record $644.6 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $14.2 million or 60.6% to $37.6 million for the nine months ended September 30, 2006. For the quarter ended September 30, 2006 interest income on loans increased 48.1% to $13.8 million up from the $9.3 million reported in the third quarter of 2005.

    Interest expense of $16.4 million for the nine months ended September 30, 2006 represented a $7.8 million increase from the comparable period in 2005. For the third quarter of 2006, interest expense was $6.3 million, an increase of $2.9 million over the third quarter of 2005. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities, along with the increase in overall rates paid on liabilities as a result of the rising interest rate environment.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest income, our net interest income reached an all time quarterly high of $7.7 million for the quarter ended September 30, 2006, an increase of $1.7 million or 28.5% over the comparable period in 2005. For the nine months ended September 30, 2006, net interest income reached a record $21.9 million, an increase of $6.7 million over the comparable period in 2005.

    Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) was 4.85% for the first nine months of 2006 compared to 4.88% for the same period in 2005. For the quarter ended September 30, 2006, the net interest margin was 4.75% compared to 5.00% for the comparable period in 2005.

    Commonwealth Bankshares exceeded its goal for asset growth. Total assets at September 30, 2006 reached a new high of $688.3 million, up 35.7% or $181.1 million from $507.2 million at September 30, 2005.

    Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the nine months ended September 30, 2006 were $79.4 thousand, or 0.01% of year to date average loans. Non-performing assets were $3.9 million or 0.57% of total assets at September 30, 2006 compared to $458.5 thousand or 0.09% of total assets at September 30, 2005. Non-performing assets at September 30, 2006 consist of ten loans. Subsequent to September 30, 2006, two of the loans totaling $2.3 million have been brought current. The majority of the remaining loans are making monthly payment and in most cases are secured with workout arrangements currently in place.

    About Commonwealth Bankshares

    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has eleven bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its new subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904 or ewoodard@bocmail.net Web Site: http://bankofthecommonwealth.com

    *Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward- looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc. and Subsidiaries
Selected Financial Information (Unaudited)

                                            Three Months Ended                Nine Months Ended
                                      ------------------------------    ------------------------------
(in thousands, except                 September 30,    September 30,    September 30,    September 30,
per share data)                           2006             2005             2006             2005
-----------------------------------   -------------    -------------    -------------    -------------
Operating Results:
  Interest Income                     $      14,023    $       9,427    $      38,310    $      23,808
  Interest Expense                            6,280            3,403           16,439            8,613
  Net interest income                         7,743            6,024           21,871           15,195
  Provision for loan losses                     625              825            2,045            1,840
  Noninterest income                          1,425            1,108            3,776            2,795
  Noninterest expense                         4,325            3,323           12,458            9,085
  Income before provision for
   income taxes and
   noncontrolling interest                    4,218            2,984           11,144            7,065
  Provision for income taxes                  1,447            1,014            3,799            2,401
  Income before noncontrolling
   interest                                   2,771            1,970            7,345            4,664
  Noncontrolling interest in
   subsidiary                                     6                -               20                -
  Net income                          $       2,765    $       1,970    $       7,325    $       4,664

Per Share Data**:
  Basic earnings                      $        0.58    $        0.44    $        1.57    $        1.25
  Diluted earnings                    $        0.53    $        0.39    $        1.42    $        1.09
  Book value                          $       14.87    $       13.62    $       14.87    $       13.62
  Dividends                           $       0.055    $       0.045    $       0.164    $       0.136
  Basic weighted average
   shares outstanding                     4,780,902        4,452,770        4,662,859        3,733,710
  Diluted weighted average
   shares outstanding                     5,274,858        5,163,367        5,257,385        4,441,467
  Shares outstanding at period-end        4,885,955        4,462,057        4,885,955        4,462,057

Period End Balances:
  Assets                              $     688,301    $     507,191    $     688,301    $     507,191
  Loans*                                    644,622          475,848          644,622          475,848
  Loans held for sale                             -            3,715                -            3,715
  Investment securities                       8,027            5,059            8,027            5,059
  Deposits                                  495,890          356,983          495,890          356,983
  Shareholders' equity                       72,647           60,747           72,647           60,747

Average Balance:
  Assets                              $     660,216    $     494,106    $     625,005    $     431,519
  Loans*                                    629,150          441,613          585,619          389,858
  Loans held for sale                             -           24,773                -           15,565
  Investment securities                       8,525            5,340            8,733            6,311
  Deposits                                  462,818          354,580          435,448          317,476
  Shareholders' equity                       66,222           59,455           66,797           45,752

Financial Ratios:
  Return on average assets                     1.66%            1.58%            1.57%            1.45%
  Return on average
   shareholders' equity                       16.56%           13.14%           14.66%           13.63%
  Efficiency ratio (tax
   equivalent basis)                          46.96%           46.50%           48.66%           50.37%
  Shareholders' equity to
   total assets                               10.55%           11.98%           10.55%           11.98%
  Loan loss allowance to loans                 1.16%            0.98%            1.16%            0.98%
  Loan loss allowance to non-
   performing assets                         189.87%         1013.81%          189.87%         1013.81%
  Non-performing assets to
   total assets                                0.57%            0.09%            0.57%            0.09%
  Net interest margin (tax
   equivalent basis)                           4.75%            5.00%            4.85%            4.88%
  Bank's Tier 1 capital to
   average assets                             13.79%           12.91%           13.79%           12.91%
  Bank's Tier 1 capital to
   risk weighted assets                       14.49%           13.75%           14.49%           13.75%
  Bank's Total capital to risk
   weighted assets                            15.67%           14.76%           15.67%           14.76%

*   Net of unearned income and loans held for sale

** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             10/25/2006
    /CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares, Inc., +1-757-446-6904, ewoodard@bocmail.net /
    /Web site:  http://www.bankofthecommonwealth.com /
    (CWBS)